Exhibit 99.2

The Coretec Group Releases August 2022 Shareholder Call Transcript

The Company provided shareholders with updates on its Endurion battery program and other notable 2022 milestones

ANN ARBOR, MI / BUSINESSWIRE / AUGUST 24, 2022 - The Coretec Group (OTCQB: CRTG), developers of silicon anode active materials for lithium-ion batteries and cyclohexasilane (CHS) for EV, cleantech, and emerging tech applications, today released the transcript from its August 17, 2022 shareholder call. The full call transcript can be found on the Company’s Investor Relations Website.

On the call, CEO Matt Kappers, and other prominent Coretec leaders, detailed the latest updates to the Company’s Endurion battery program, which was the primary focus of the call. Endurion is the development of a silicon anode for lithium-ion batteries, which will increase energy density, extend cycle life and improve charging time. These improvements are highly sought after by EV companies as well as other applications, and are expected to be even more in demand following the recent passage of the Inflation Reduction Act of 2022.

The call also outlined a preliminary report from the French Alternative Energy and Atomic Commission (CEA) on the status of its research partnership to test its CHS technology’s potential to create silicon anodes and provided an update on the Company’s C-Space research project with partner The University of Adelaide.

The call concluded with Matt Kappers urging all who were interested in receiving the latest Coretec updates to sign up for Company notifications on the Investor Relations Website and to follow the Company’s social media channels.

About The Coretec Group

The Coretec Group, Inc. is developing a portfolio of engineered silicon to improve energy-focused verticals, including electric vehicle and consumer batteries, solid-state lighting (LEDs), and semiconductors, as well as 3D volumetric displays and printable electronics. The Coretec Group serves the global technology markets in energy, electronics, semiconductor, solar, health, environment, and security.

For more information, please visit thecoretecgroup.com.

Follow The Coretec Group on:

Twitter – @CoretecGroupInc
LinkedIn – www.linkedin.com/company/24789881
YouTube – www.youtube.com/channel/UC1IA9C6PoPd1G4M7B9QiZPQ/featured

Forward-Looking Statements

The statements in this press release that relate to The Coretec Group’s expectations with regard to the future impact on the Company’s results from operations are forward-looking statements and may involve risks and uncertainties, some of which are beyond our control. Such risks and uncertainties are described in greater detail in our filings with the U.S. Securities and Exchange Commission. Since the information in this press release may contain statements that involve risk and uncertainties and are subject to change at any time, the Company’s actual results may differ materially from expected results. We make no commitment to disclose any subsequent revisions to forward-looking statements. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity.

Corporate Contact:

The Coretec Group, Inc.
Lindsay McCarthy
info@thecoretecgroup.com
+1 (866) 916-0833

Media Contact:

Spencer Herrmann
FischTank PR
coretec@fischtankpr.com
+1 (518) 669-6818